STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Shareholders of

Strathmore Minerals Corp.

We have audited the consolidated balance sheets of Strathmore Minerals Corp. as at December 31, 2005, 2004, 2003, 2002, 2001, 2000, 1999, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005, 2004, 2003, 2002, 2001, 2000, 1999, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

April 7, 2006

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947  Fax (604) 687-6172

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

AS AT DECEMBER 31

	2005	2004	2003

ASSETS

Current
Cash and equivalents	$12,143,821	$9,083,026	$990,279
Short term investments (Note 3)	9,001,064	-	-
Receivables	240,244	34,566	75,036
Prepaid expenses	26,651	13,316	12,568

Total current assets	21,411,780	9,130,908	1,077,883

Property and equipment (Note 4)	208,229	70,058	5,869
Mineral property interests (Note 5)	5,579,778	2,688,728	146,983
Deferred exploration costs (Note 6)	3,570,990	167,649	60,008

Total assets	$30,770,777	$12,057,343	$1,290,743

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 171,356	$ 63,785	$ 48,016
Due to related parties (Note 9)	14,291	10,948	-

Total liabilities	185,647	74,733	48,016

Shareholders' equity
Capital stock (Note 7)
Authorized
Unlimited common shares without par value
Issued and outstanding
55,755,514 common shares (2004 – 36,241,257; 2003 – 14,157,777)	41,299,968	23,457,405	12,624,793
Subscriptions received in advance	3,600	58,500	-
Contributed surplus (Note 7)	4,857,621	2,420,262	577,281
Deficit	(15,576,059)	(13,953,557)	(11,959,347)

Total shareholders’ equity	30,585,130	11,982,610	1,242,727

Total liabilities and shareholders’ equity	$30,770,777	$12,057,343	$1,290,743

Nature and continuance of operations (Note 1)

Subsequent events (Note 13)

On behalf of the Board:

	Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Expressed in Canadian Dollars)

YEAR ENDED DECEMBER 31

	2005	2004	2003

GENERAL AND ADMINISTRATIVE EXPENSES
Amortization	$ 43,046	$ 8,432	$ 1,821
Business development	96,636	96,072	-
Consulting fees	654,100	343,388	86,591
Investor relations	110,718	-	-
Office and miscellaneous	206,323	123,378	28,460
Property investigation	-	75,578	-
Promotion and advertising	132,637	-	-
Professional fees	89,210	77,002	38,853
Regulatory fees	16,384	65,589	15,155
Rent	47,581	17,767	7,082
Shareholder communications	9,329	26,059	2,808
Stock-based compensation (Note 7)	476,610	962,297	221,994
Telephone	37,031	29,283	4,372
Trade shows and conferences	229,792	167,017	19,298
Transfer agent	16,105	14,975	8,598
Travel and promotion	36,009	53,108	6,836
Wages and benefits	158,628	-	-

	(2,360,139)	(2,059,945)	(441,868)

OTHER ITEMS
Allowance for decline in short term investments	(4,817)	-	-
Investment income	365,930	65,735	-
Costs recovered	-	-	9,013

	361,113	65,735	9,013

Loss before income taxes	(1,999,026)	(1,994,210)	(432,855)

Future income tax recovery (Note 10)	376,524	-	-

Loss for the year	(1,622,502)	(1,994,210)	(432,855)

Deficit, beginning of year	(13,953,557)	(11,959,347)	(11,526,492)

Deficit, end of year	$(15,576,059)	$(13,953,557)	$(11,959,347)

Basic and diluted loss per share	$(0.03)	$(0.08)	$(0.05)

Weighted average number of shares outstanding	53,550,088	26,140,368	8,346,374

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

YEAR ENDED DECEMBER 31

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(1,622,502)	$(1,994,210)	$(432,855)
Items not affecting cash:
Allowance for decline in short-term investments	4,817	-	-
Amortization	43,046	8,432	1,821
Stock-based compensation	476,610	962,297	221,994
Future income taxes	(376,524)	-	-

Changes in non-cash working capital items:
(Increase) decrease in receivables	(205,678)	40,470	(70,123)
Increase in short-term investments	(9,005,881)	-	-
Increase in prepaid expenses	(13,335)	(748)	(9,638)
Increase (decrease) in accounts payable and accrued liabilities	(12,247)	15,769	36,436
Increase in due to related parties	3,343	-	-

Net cash used in operating activities	(10,708,351)	(967,990)	(252,365)

CASH FLOWS FROM INVESTING ACTIVITIES
Property and equipment purchased	(181,217)	(72,621)	-
Mineral property costs	(513,300)	(1,784,245)	(42,343)
Deferred exploration costs	(3,283,523)	(107,641)	-

Net cash used in investing activities	(3,978,040)	(1,964,507)	(42,343)

CASH FLOWS FROM FINANCING ACTIVITIES
Subscriptions received in advance	3,600	58,500	-
Increase (decrease) in due to related parties	-	10,948	(38,647)
Share issuance costs	(1,158,352)	(517,591)	(15,000)
Capital stock issued	18,901,938	11,473,387	1,326,850

Net cash provided by financing activities	17,747,186	11,025,244	1,273,203

Change in cash and equivalents during the year	3,060,795	8,092,747	978,495

Cash and equivalents, beginning of year	9,083,026	990,279	11,784

Cash and equivalents, end of year	$12,143,821	$9,083,026	$990,279

Supplemental disclosure with respect to cash flows (Note 8)

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

1.

NATURE AND CONTINUANCE OF OPERATIONS

Strathmore Minerals Corp. (the “Company”) is incorporated under the laws of the Province of British Columbia and is considered to be in the exploration stage.

The Company is in the process of exploring its mineral property interests and has not yet determined whether these properties contain ore reserves that are economically recoverable.  The recoverability of the amounts shown for mineral property interests and related deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and upon future profitable production.

2.

SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Minera Peruran S.A. (incorporated under the laws of Peru), and Strathmore Resources (US) Ltd. (incorporated under the laws of Nevada, USA).  Significant inter-company balances and transactions are eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from these estimates.

Cash and equivalents

Cash is comprised of cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Foreign currency translation

The Company’s subsidiaries are integrated foreign operations and are translated into Canadian dollar equivalents  using the temporal method.  The monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the rate of exchange at the balance sheet date and non-monetary items are translated at historical rates.  Revenues and expenses are translated at rates approximating those in effect at the time of the transaction.  Exchange gains and losses arising on translation are included in the statement of operations.

Short term investments

Short term investments are recorded at the lower of cost or market value on an aggregate basis.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Property and equipment

Property and equipment is recorded at cost and amortization is calculated using the declining-balance method, unless otherwise noted, at the following annual rates:

Office equipment	20%
Leasehold improvements	5 year straight-line
Computer equipment	30%
Computer software	50%

Mineral property interests and deferred exploration costs

The Company records mineral property interests, which consist of the right to explore for mineral deposits, at cost.  The Company records deferred exploration costs, which consist of costs attributable to the exploration of mineral property interests, at cost.  All direct and indirect costs relating to the acquisition and exploration of these mineral property interests are capitalized on the basis of specific claim blocks until the mineral property interests to which they relate are placed into production, the mineral property interests are disposed of through sale or where management has determined there to be an impairment.  If a mineral property interest is abandoned, the mineral property interest and deferred exploration costs will be written off to operations in the period of abandonment.

On an ongoing basis, the capitalized costs are reviewed on a property-by-property basis to consider if there is any impairment on the subject mineral property interest.  Management’s determination for impairment is based on: i) whether the Company’s exploration programs on the mineral property interests have significantly changed, such that previously identified resource targets are no longer being pursued; ii) whether exploration results to date are promising and whether additional exploration work is being planned in the foreseeable future; or iii) whether remaining lease terms are insufficient to conduct necessary studies or exploration work.  As at December 31, 2005, 2004 and 2003, management believes that no impairment relating to the mineral property interests and deferred exploration costs was required.

The recorded cost of mineral property interests and deferred exploration costs is based on cash paid and the value of share considerations issued for mineral property interest acquisitions and exploration costs incurred.  The recorded amount may not reflect recoverable value as this will be dependent on future development programs, the nature of the mineral deposit, commodity prices, adequate funding and the ability of the Company to bring its projects into production.

Flow-through common shares

Resource expenditure deductions for income tax purposes related to exploration activities funded by flow-through share arrangements are renounced to investors in accordance with Canadian income tax legislation.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Flow-through common shares (cont’d…)

Effective March 19, 2004, the Company adopted EIC 146 “Flow-Through Shares” that dictates the accounting treatment on renunciation of the tax deductibility of the qualifying expenditures that give rise to taxable temporary differences. The change in accounting policy was applied prospectively. When the Company renounces flow-through expenditures, a portion of the Company’s future income tax assets that were not recognized in previous years, due to the recording of a valuation allowance, will be recognized as a recovery of income taxes in the statement of operations.

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets that the Company is required to settle.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived asset is increased by the same amount as the liability.

Stock-based compensation

The Company uses the fair value method whereby the Company recognizes compensation costs for the granting of all stock options and direct awards of stock.  Any consideration paid by the option holders to purchase shares is credited to capital stock.

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method the dilutive effect on earnings per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the period.  For the years presented, this calculation proved to be anti-dilutive.

Basic loss per share is calculated using the weighted average number of shares outstanding during the year.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

3.

SHORT TERM INVESTMENTS

Short term investments are comprised of the following:

	2005	2004	2003

Canadian bond funds	$ 2,986,357	$ -	$ -
Canadian short term investment fund	6,014,707	-	-

	$ 9,001,064	$ -	$ -

As at December 31, 2005, short-term investments have an aggregate market value of $9,001,064 (2004 and 2003 - $Nil).  During fiscal 2005, the Company recorded an allowance for a decline in value of $4,817 (2004 and 2003 - $Nil) to reflect the market value of the investment.

4.

PROPERTY AND EQUIPMENT

		2005			2004
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Office equipment	$134,397	$31,613	$102,784	$ 48,254	$ 12,651	$ 35,603
Computer equipment	88,758	35,783	52,975	52,003	19,166	32,837
Computer software	4,254	1,665	2,589	1,752	134	1,618
Leasehold improvements	55,817	5,936	49,881	-	-	-

	$283,226	$74,997	$208,229	$102,009	$ 31,951	$ 70,058

2003
	Cost	Accumulated Amortization	Net Book Value

Office equipment	$ 13,555	$ 9,661	$ 3,894
Computer equipment	15,833	13,858	1,975
Computer software	-	-	-
Leasehold improvements	-	-	-

	$ 29,388	$ 23,519	$ 5,869

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

5.

MINERAL PROPERTY INTERESTS

	2005	2004	2003

Athabasca property, Canada	$ 459,702	$ 256,702	$ 9,090
Chord property, USA	137,282	124,724	111,108
Comstock property, Canada	297,271	130,699	1,612
Dieter Lake property, Canada	421,792	15,792	-
Duddridge Lake property, Canada	191,245	191,245	-
New Mexico properties, USA	1,272,616	618,265	-
Staked properties, Canada	798,153	798,153	-
Staked properties, Peru	69,580	69,580	23,561
Wyoming properties, USA	1,615,698	327,516	-
Pre-acquisition property costs	316,439	156,052	1,612

	$5,579,778	$2,688,728	$ 146,983

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to all of its mineral property interests and, to the best of its knowledge, title to all of its properties are in good standing.

Athabasca property, Canada

The Company acquired an option to purchase a 100% interest in a uranium property located in Alberta, Canada, by paying $98,192, incurring additional costs of $29,510 and issuing 200,000 common shares valued at $332,000. The property is subject to a 0.75% net smelter returns royalty on certain mineral production and a 4% gross over riding royalty on all diamond production from the property.

Chord property, USA

The Company acquired an option to purchase a 100% interest in a uranium property located in South Dakota, USA, by paying $48,640.  During fiscal 2003, the Company amended the terms of the lease agreement for consideration of 100,000 shares of the Company valued at $56,000 and incurred additional fees of $6,468.  To earn its interest, the Company is required to make annual payments of either 50,000 common shares or US$10,000 per year to July 1, 2009. In fiscal 2005, the Company paid $12,558 (US$10,000) (2004 - $13,616 (US$10,000)).  The property is subject to a 2% gross royalty.

Comstock property, Canada

The Company acquired an option to purchase a 100% interest in certain claims located in British Columbia, Canada by issuing 200,000 common shares valued at $294,000 and incurring additional fees of $3,271. To earn its interest, the Company is required to issue an additional 100,000 common shares.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

5.

MINERAL PROPERTY INTERESTS (cont'd…)

Dieter Lake property, Canada

The Company acquired an option to purchase a 100% interest in certain claims located in Quebec, Canada by issuing 200,000 common shares valued at $406,000 and incurring additional costs of $15,792. To earn its interest, the Company is required to issue an additional 100,000 common shares. An additional 200,000 shares will be issued in the event a resource of more than 60 million pounds containing U3O8 (Uranium) is confirmed at the property.

Duddridge Lake property, Canada

The Company acquired an option to purchase a 100% interest in certain claims located in Saskatchewan, Canada by issuing 100,000 common shares valued at $153,000 and incurring additional fees of $38,245. To earn its interest, the Company is required to issue an additional 100,000 common shares.

New Mexico properties, USA

The Company acquired an option to purchase a 100% interest in certain claims located in New Mexico, USA, by paying $272,825, incurring additional costs of $315,791 and issuing 450,000 common shares valued at $684,000. To earn its interest, the Company is required to issue an additional 150,000 common shares to an individual who subsequently became an officer of the Company. Certain claims are subject to a 1% royalty.

Staked properties, Canada

The Company acquired, by staking, a 100% interest in the following uranium properties located in north-central Saskatchewan: Davy Lake, Hall Lake, Patterson Lake, Virgin River, and Waterbury Lake.

Staked properties, Peru

The Company acquired, by staking, a 100% interest in certain uranium properties located in Peru.

Wyoming properties, USA

The Company acquired options to purchase a 100% interest in certain claims located in Wyoming, USA by paying $87,560, incurring additional costs of $261,888 and issuing 800,000 common shares valued at $1,266,250. To earn its interest, the Company is required to issue an additional 350,000 common shares in stages over two years to an individual who subsequently became an officer of the Company.

Pre-acquisition property costs

The pre-acquisition property costs represent expenditures related to mineral property interests prior to implementation of the acquisition.  These costs will be added to the mineral property interest costs to which they relate on completion of the acquisition or written-off to operations should the acquisition not proceed.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

6.

DEFERRED EXPLORATION COSTS

	Canada	USA	Peru	Total

As at December 31, 2003 and 2002	$ -	$ 60,008	$ -	$ 60,008

General expenditures	103,933	3,708	-	107,641

As at December 31, 2004	103,933	63,716	-	167,649

Airborne geophysics surveys	1,497,325	-	-	1,497,325
Camp costs	41,534	-	4,573	46,107
Claim fees	38,178	168,188	22,165	228,531
Geologists fees and supplies	418,162	370,852	129,554	918,568
General expenses	16,326	8,074	1,861	26,261
Helicopter rental and equipment fuel	586,482	-	-	586,482
Lab analysis and sampling	38,802	-	-	38,802
NI 43-101 reports	21,334	3,841	-	25,175
Report/map preparation	33,869	606	1,615	36,090

As at December 31, 2005	$2,795,945	$615,277	$159,768	$3,570,990

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS

	Number of Shares	Capital Stock	Contributed Surplus

Authorized
Unlimited number of common shares, without par value

Issued
As at December 31, 2002	8,046,548	$11,612,230	$ -
Shares issued on mineral property acquisition returned to treasury	(100,000)	-	-
Private placements	5,222,229	734,278	415,722
Exercise of options	454,000	123,125	(55,025)
Exercise of warrants	435,000	108,750	-
Acquisition of mineral property interest	100,000	56,000	-
Stock-based compensation	-	-	221,994
Share issuance costs	-	(9,590)	(5,410)

As at December 31, 2003	14,157,777	12,624,793	577,281
Private placements	15,075,088	7,906,381	1,343,679
Exercise of options	250,000	79,698	(36,698)
Exercise of warrants	6,208,392	2,656,557	(476,230)
Agents’ warrants	-	-	97,904
Acquisition of mineral property interests	550,000	757,500	-
Stock-based compensation	-	-	962,297
Share issuance costs	-	(567,524)	(47,971)

As at December 31, 2004	36,241,257	23,457,405	2,420,262
Private placements	10,144,286	12,752,584	2,505,917
Exercise of options	887,000	466,080	(169,381)
Exercise of warrants	7,082,971	4,280,507	(875,269)
Acquisition of mineral property interests	1,400,000	2,377,750	-
Stock-based compensation	-	-	476,610
Share issuance costs	-	(1,657,834)	499,482
Tax benefits renounced to flow through share subscribers	-	(376,524)	-

As at December 31, 2005	55,755,514	$41,299,968	$4,857,621

As at December 31, 2005, 75,000 issued common shares are subject to an escrow agreement and may not be transferred, assigned or otherwise dealt with without the consent of the regulatory authorities.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Private placements

In November, 2003, the Company issued 2,222,229 units at $0.18 per unit consisting of one common share and one share purchase warrant for total proceeds of $400,000.  Each warrant entitles the holder to acquire one additional common share at $0.25 expiring November 24, 2005.  An estimated fair value of $140,918 was allocated to the warrants and included in contributed surplus.  The Company incurred finder’s fees of $7,000 on the private placement.

In December, 2003, the Company issued 3,000,000 units at a price of $0.25 per unit comprised of 400,000 flow-through units and 2,600,000 non-flow-through units for total proceeds of $750,000.  Each unit consisted of one flow-through or non-flow-through common share and one share purchase warrant.  Each share purchase warrant is exercisable into an additional common share at $0.35 expiring December 17, 2005.  An estimated fair value of $274,804 was allocated to the warrants and included in contributed surplus.  The Company incurred finder’s fees of $8,000 on the private placement.

In January, 2004, the Company issued 4,767,444 units at $0.27 per unit consisting of one common share and one share purchase warrant for total proceeds of $1,287,210.  Each warrant entitles the holder to acquire one additional common share at $0.36 expiring January 20, 2006.  An estimated fair value of $417,712 was allocated to the warrants and included in contributed surplus.  The Company incurred finder’s fees of $23,490 on the private placement.

In February, 2004, the Company issued 1,501,334 units at $0.60 per unit consisting of one common share and one share purchase warrant for total proceeds of $900,800.  Each warrant entitles the holder to acquire one additional common share at $0.76 expiring February 23, 2006.  An estimated fair value of $299,582 was allocated to the warrants and included in contributed surplus.

In April, 2004, the Company issued 3,436,167 units at $0.60 per unit consisting of one common share and one share purchase warrant for total proceeds of $2,061,700.  Each warrant entitles the holder to acquire one additional common share at $0.76 expiring April 16, 2006.  An estimated fair value of $626,385 was allocated to the warrants and included in contributed surplus. The Company incurred finder’s fees of $132,803 on the private placement.

In September, 2004, the Company issued 2,857,143 common shares at $0.70 per share for total proceeds of $2,000,000. The Company paid $150,000 and issued 142,857 share purchase warrants valued at $42,357 as finder’s fees. Each warrant entitles the holder to acquire one additional common share at $0.74 expiring September 27, 2005.

In November, 2004, the Company issued 2,000,000 common shares at $1.00 per share for total proceeds of $2,000,000. The Company paid $120,000 and issued 120,000 share purchase warrants valued at $55,547 as finder’s fees. Each warrant entitles the holder to acquire one additional common share at $1.08 expiring October 29, 2006.

In December, 2004, the Company issued 513,000 flow-through common shares at a price of $1.95 per share for total proceeds of $1,000,350. The Company incurred finder’s fees of $55,019 on the private placement.

In January, 2005, the Company issued 30,000 flow-through common shares at a price of $1.95 per share for proceeds of $58,500 which were received in fiscal 2004.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Private placements (cont’d…)

In February, 2005, the Company issued 10,000,000 units at $1.50 per unit for gross proceeds of $15,000,000. Each unit consists of one common share and one half of one share purchase warrant. One whole warrant is exercisable at $1.75 until February 21, 2006 and thereafter at $2.00 expiring February 21, 2007. An estimated fair value of $2,480,945 was allocated to the warrants and included in contributed surplus. In connection with the placement the Company issued agent options valued at $802,026 to purchase 1,027,180 common shares at a price of $1.75 per share in the first year and $2.00 per share in the second year and paid commissions of $1,027,180, of which $169,892 was allocated to the commissions on the warrants and included in contributed surplus.

In October, 2005, the Company issued 114,286 units at $1.75 per unit for gross proceeds of $200,001.  Each unit consists of one common share and one half of one share purchase warrant. One whole warrant is exercisable at $2.00 per share until October 26, 2007.  An estimated fair value of $24,972 was allocated to the warrants and included in contributed surplus.

Stock options and warrants

The Company has a stock option plan whereby, from time to time, at the discretion of the Board of Directors, stock options are granted to directors, officers, employees and certain consultants.  The exercise price of each option is based on the market price of the Company’s common stock at the date of grant less an applicable discount.  The options can be granted for a maximum term of five years with vesting provisions determined by the Board of Directors.

Stock option and share purchase warrant transactions are summarized as follows:

	Warrants		Stock Options
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Outstanding, December 31, 2002	1,535,000	$ 0.25	550,000	$ 0.25
Granted	5,222,229	0.31	1,304,000	0.19
Exercised	(435,000)	0.25	(454,000)	0.15
Expired/cancelled	-	-	(550,000)	0.25

Outstanding, December 31, 2003	6,322,229	0.30	850,000	0.21
Granted	9,967,801	0.56	2,675,000	0.78
Exercised	(6,208,392)	0.35	(250,000)	0.17
Expired/cancelled	-	-	-	-

- Continued -

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Stock options and warrants (cont’d…)

	Warrants		Stock Options
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Cont’d…

Outstanding, December 31, 2004	10,081,638	0.54	3,275,000	0.68
Granted	6,084,323	1.75	1,600,000	1.69
Exercised	(7,082,971)	0.48	(887,000)	0.33
Expired/cancelled	-	-	(100,000)	1.44

Outstanding, December 31, 2005	9,082,990	$ 1.39	3,888,000	$ 1.16

Number currently exercisable	9,082,990	$ 1.39	2,888,000	$ 1.04

As at December 31, 2005, incentive stock options and share purchase warrants were outstanding as follows:

	Number of Shares	Exercise Price	Expiry Date

Options	350,000	$ 0.50	January 9, 2006
	1,238,000	0.60	June 22, 2006
	700,000	1.25	November 3, 2006
	250,000	1.75	January 14, 2007
	300,000	2.20	April 29, 2008
	50,000	2.25	February 8, 2008
	1,000,000	1.50	October 6, 2010

Total	3,888,000

Warrants	543,000	$ 0.36	January 20, 2006 (1)
	177,833	0.76	February 23, 2006
	2,341,167	0.76	April 16, 2006
	5,963,847	1.75/2.00	February 21, 2007 (2)
	57,143	2.00	October 26, 2007

Total	9,082,990

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

7.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (cont’d…)

Stock options and warrants (cont’d…)

(1)

The warrants are subject to accelerated expiry in the event that the 10 day average closing price of the Company’s common stock is greater than or equal to $0.75. If the $0.75 average is achieved, the Company may notify holders of the warrants that the remaining term of the warrants will be shortened to 30 days although the exercise price will remain the same.

(2)

The warrants are exercisable at $1.75 until February 21, 2006 and thereafter at $2.00 expiring February 21, 2007.

Stock-based compensation

During fiscal 2005, the Company granted 1,600,000 (2004 – 2,675,000: 2003 – 1,304,000) options to employees, consultants and directors.  Accordingly, using the Black-Scholes option pricing model, the stock options are recorded at fair value in the statement of operations.  Total stock-based compensation recognized in the statement of operations during fiscal 2005 was $476,610 (2004 - $962,297; 2003 – $221,994) as a result of options granted and vested. This amount was also recorded as contributed surplus on the balance sheet. The weighted average fair value of options granted was $0.62 (2004 - $0.36; 2003 - $0.17).

The following weighted average assumptions were used for the valuation of stock options and warrants:

	2005	2004	2003

Risk-free interest rate	3.00%	2.76%	3.02%
Expected life	2.3 years	1.4 years	2 years
Annualized volatility	60%	96%	133%
Dividend rate	0.00%	0.00%	0.00%

8.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2005	2004	2003

Cash paid during the year for interest	$ -	$ -	$ -

Cash paid during the year for income taxes	$ -	$ -	$ -

Cash and equivalents:
Cash balances	$12,032,505	$9,083,026	$ 990,279
Term deposits	111,316	-	-

	$12,143,821	$9,083,026	$ 990,279

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

8.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (cont’d…)

Significant non-cash transactions during the year ended December 31, 2005 included:

a)

Issuing 1,400,000 common shares valued at $2,377,750 pursuant to the acquisition of mineral property interests and issuing 1,027,180 agents options valued at $802,026 as finders’ fees on private placements.

b)

Accruing mineral property expenditures on accounts payable and accrued liabilities of $119,818 at December 31, 2005.

c)

Issuing 30,000 common shares for proceeds of $58,500 received in the prior year.

During the year ended December 31, 2004, the Company issued 550,000 common shares valued at $757,500 pursuant to the acquisition of mineral property interests and issued 262,857 warrants valued at $97,904 as finders’ fees on private placements.

During the year ended December 31, 2003, the Company issued 100,000 common shares valued at $56,000 pursuant to the acquisition of mineral property interests.

9.

RELATED PARTY TRANSACTIONS

The Company entered into transactions with related parties as follows:

a)

Paid or accrued $225,598 (2004 - $102,087; 2003 - $77,689) for consulting fees to a director and a company controlled by a director.

b)

Paid or accrued $225,684 (2004 - $46,250; 2003 - $1,661) for consulting fees to officers of the Company.

c)

Pursuant to private placements, issued NIL (2004 – 200,000; 2003 – 1,213,779) common shares to directors and a company controlled by a director for total proceeds of $NIL (2004 - $54,000; 2003 – 259,000).

d)

Paid or accrued $Nil (2004 - $Nil; 2003 - $813) for shareholder communications to a director and a company controlled by a director.

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. Amounts due to related parties are due to directors and companies controlled by directors and are unsecured, non-interest bearing and have no specific repayment terms.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

10.

INCOME TAXES

A reconciliation of current income taxes at statutory rates with the reported income taxes is as follows:

	2005	2004	2003

Loss before income taxes	$ (1,999,026)	$ (1,994,210)	$ (432,855)

Expected income tax recovery	$ 697,061	$ 709,939	$ 162,754
Other items not deductible for income tax purposes	(229,573)	(238,476)	(3,622)
Stock-based compensation not deductible for income tax purposes	(166,194)	(342,578)	(83,470)
Recognized (unrecognized) benefits of non-capital losses	75,230	(128,885)	(75,662)

Future income tax recovery	$ 376,524	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	2005	2004	2003

Future income tax assets:
Equipment	$45,074	$31,704	$28,702
Mineral property interests and related exploration	-	735,372	834,152
Other assets	434,843	21,360	21,360
Non-capital losses available for future periods	1,001,692	1,181,641	1,396,764

Future income tax liabilities:
Mineral property interests and related exploration expenditures	(119,860)	-	-

Valuation allowance	(1,361,749)	(1,970,077)	(2,280,978)

Net future income tax asset	$ -	$ -	$ -

The Company has available approximately $2,936,000 of non-capital losses which, if unutilized, will expire through 2015.  Subject to certain restrictions, the Company also has capital losses of $367,000 and resource exploration expenditures of approximately $8,800,000 available to reduce taxable income of future years.

The Company renounced certain deductions for Canadian exploration expenditures incurred on the Company’s resource properties resulting in a future income tax recovery of $376,524 and a charge against capital stock.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

11.

SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the exploration of mineral property interests and considers its loss from operations for fiscal years 2005, 2004 and 2003 to relate to this segment.

The Company has mineral property interests located in the USA, Canada and Peru and conducts administrative activities from Canada. The total amount of capital assets attributable to Canada is $5,172,337 (2004 - $1,566,582; 2003 - $16,571), Peru is $229,348 (2004 - $69,580; 2003 - $23,561) and the USA is $3,957,312 (2004 - $1,290,273; 2003 - $172,728).

12.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and equivalents, short term investments, receivables, accounts payable and accrued liabilities and amounts due to related parties. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying value, unless otherwise noted. The Company is subject to financial risk arising from fluctuations in foreign currency exchange rates. The Company does not use any derivative instruments to reduce its exposure to fluctuations in foreign currency exchange rates.

13.

SUBSEQUENT EVENTS

Subsequent to December 31, 2005, the Company:

a)

Granted 100,000 stock options at $1.95 per share, exercisable for a period of 3 years.

b)

Issued 5,597,264 common shares for proceeds of $8,118,597 pursuant to the exercise of stock options and warrants.

c)

Acquired options to purchase a 100% interest in certain mineral property interests located in Wyoming, USA and Alberta, Canada in consideration for the payment of staking costs and the staged issuance of 300,000 common shares over a period of three years.

d)

Issued 850,000 common shares pursuant to the acquisition of mineral property interests.

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”).  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted in the United States (“United States GAAP”) are described and quantified below.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

Stock-based compensation

Under United States GAAP, Statements of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”) recommended, but did not require, companies to establish a fair market value based method of accounting for stock-based compensation plans. The Company has elected to follow the recommendations of SFAS 123 and has chosen to account for stock-based compensation using the fair value based method.

New accounting and disclosure standards were introduced under Canadian GAAP (Note 2) for the fiscal year ending December 31, 2002.  During the year ended December 31, 2003, under Canadian GAAP, the Company adopted, on a prospective basis, the fair value based method of accounting for all stock-based compensation.  Accordingly, there is no difference between Canadian GAAP and United States GAAP in the accounting for stock-based compensation for the years ended December 31, 2005, 2004 and, 2003.

Mineral property interests and deferred exploration costs

Mineral property costs and related exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in Note 2.

For United States GAAP purposes, effective until fiscal 2003, the Company expensed, as incurred, the acquisition and exploration costs relating to unproven mineral property interests. This resulted in a decrease in mineral property interests and deferred exploration costs and a corresponding increase in loss for the year of $98,343 for fiscal 2003. When proven and probable reserves are determined for a property and a feasibility study prepared, then subsequent development costs of the property are capitalized.  The capitalized costs of such properties are to be amortized using the unit of production method over the estimated life of the ore body based on proven and probable reserves and would be measured periodically for recoverability of carrying values.

Effective for fiscal 2004, the Company has adopted the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets” which concluded that mineral rights are tangible assets.  Accordingly, the Company capitalizes certain costs related to the acquisition of mineral property interests.  Under United States GAAP, exploration costs on mineral properties prior to the establishment of proven or probable reserves continue to be expensed as incurred. This resulted in a decrease in mineral property interests and deferred exploration costs and a corresponding increase in loss for the year of $3,794,539 for fiscal 2005 and $1,627,429 for fiscal 2004.

Flow-through shares

Under Canadian income tax legislation, the Company is permitted to issue shares whereby the Company agrees to incur qualifying expenditures (as defined under the Income Tax Act of Canada) and renounce the related income tax deductions to the investors.  Under Canadian GAAP, flow-through shares are accounted for as described in Note 2.  Under United States GAAP, any difference between the fair value of the non flow-through shares and the fair value of the flow-through shares must be recorded as a liability if a premium is paid by investors for the flow-through shares.  The liability is charged to income as the flow-through share proceeds are expended on qualifying expenditures and the related income tax deductions are renounced to investors.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

Flow-through shares (cont’d…)

During fiscal 2005, the Company issued 30,000 flow-through shares for total proceeds of $58,500.  As the value of the compensation received for the flow-through shares issued during fiscal 2005 exceeded the fair value of the non-flow through shares on the date issued, the Company recorded a difference in capital stock and related income tax expenses of $11,699 on renunciation during fiscal 2005.

During fiscal 2004, the Company issued 513,000 flow-through shares for total proceeds of $1,000,350.  As the value of the compensation received for the flow-through shares issued during fiscal 2004 exceeded the fair value of the non-flow through shares on the date issued, the Company recorded a difference in capital stock and related income tax liability of $271,890 during fiscal 2004. On renunciation in fiscal 2005, the Company recorded a difference in capital stock and related income tax expenses of $84,235.

During fiscal 2003, the Company issued 400,000 flow-through shares for total proceeds of $100,000.  As the value of the compensation received for the flow-through shares issued during fiscal 2003 was equal to the fair value of non-flow through shares on the date issued, there is no difference for U.S. GAAP purposes.

Short Term investments

Under Canadian GAAP, temporary investments are carried at the lower of aggregate cost or current market value.

Under United States GAAP, SFAS 115 requires that certain debt and equity investments must be classified into available-for-sale or trading securities and stated at fair market values.  Any unrealized holding gains or losses are reported as a separate component of shareholders’ equity until realized for available-for-sale securities, and included in earnings for trading securities.  For United States GAAP purposes, the Company's investment in debt securities have been classified as trading securities.  Under SFAS 115, for the 2005 fiscal year there was no difference under Canadian GAAP or United States GAAP as these debt securities have been written down to their fair market value, with an unrealized loss of $4,817 included in the consolidated statement of operations.

Loss per share

Under both Canadian GAAP and United States GAAP, basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the years ended December 31, 2005, 2004 and 2003 were 53,475,088, 26,065,368 and 8,271,374, respectively.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

New accounting pronouncements

In September 2006, the FASB issued SFAS No. 157 (“FAS 157”), “Fair Value Measurements.” Among other requirements, FAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. FAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact of FAS 157 on its financial position and results of operations.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 will have a material impact on its financial position or results of operations.

In February, 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and in March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company’s operations and financial position have not been disclosed.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the EITF issued EITF 04-6, "Accounting for Stripping Costs in the Mining Industry".  The consensus indicated that costs of removing overburden and waste materials ("stripping costs") after production begins, represent variable production costs and should be considered a component of mineral inventory cost subject to the guidance in Chapter 4 of Accounting Research Bulletin No. 43, "Restatement and Revision of Accounting Research Bulletins".  EITF 04-6 is effective for fiscal years beginning after December 15, 2005 and upon adoption, can be applied by either retroactively restating prior periods or using a cumulative catch-up adjustment.  The Company believes this Statement will have no impact on the financial statements of the Company once adopted.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

New accounting pronouncements (cont’d…)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

FASB has also issued SFAS No. 151 and No. 152 but they will not have any relationship to the operations of the Company therefore a description and its impact for each on the Company’s operations and financial position have not been disclosed.

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated balance sheets would be as follows:

	December 31, 2005
	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP

Current assets	$21,411,780	$ -	$21,411,780
Property and equipment	208,229	-	208,229
Mineral property interests	5,579,778	(2,057,969)	3,521,809
Deferred exploration costs	3,570,990	(3,570,990)	-

	$30,770,777	$ (5,628,959)	$25,141,818

Total liabilities	$185,647	$ -	$185,647

Capital stock	41,299,968	95,934	41,395,902
Subscriptions received	3,600	-	3,600
Contributed surplus (Additional paid-in capital)	4,857,621	673,800	5,531,421
Deficit	(15,576,059)	(6,398,693)	(21,974,752)

Shareholders’ equity	30,585,130	(5,628,959)	24,956,171

	$30,770,777	$(5,628,959)	$25,141,818

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

	December 31, 2004
	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP

Current assets	$9,130,908	$ -	$9,130,908
Property and equipment	70,058	-	70,058
Mineral property interests	2,688,728	(1,666,771)	1,021,957
Deferred exploration costs	167,649	(167,649)	-

	$12,057,343	$(1,834,420)	$10,222,923

Total liabilities	$74,733	$271,890	$335,675

Capital stock	23,457,405	(271,890)	23,185,515
Subscriptions received	58,500	-	58,500
Contributed surplus (Additional paid-in capital)	2,420,262	673,800	3,094,062
Deficit	(13,953,557)	(2,508,220)	(16,461,777)

Shareholders’ equity	11,982,610	(2,106,310)	10,148,190

	$12,059,343	$(1,834,420)	$10,222,923

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

	December 31, 2003
	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP

Current assets	$1,077,883	$ -	$1,077,883
Property and equipment	5,869	-	5,869
Mineral property interests	146,983	(146,983)	-
Deferred exploration costs	60,008	(60,008)	-

	$1,290,743	$(206,991)	$1,083,752

Total liabilities	$48,016	$ -	$48,016

Capital stock	12,624,793	-	12,624,793
Subscriptions received	-	-	-
Contributed surplus (Additional paid-in capital)	577,281	673,800	1,251,081
Deficit	(11,959,347)	(880,791)	(12,840,138)

Shareholders’ equity	1,242,727	(206,991)	1,035,736

	$1,290,743	$(206,991)	$1,083,752

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated statements of operations would be as follows:

	2005	2004	2003

Loss for the year, Canadian GAAP	$(1,622,502)	$(1,994,210)	$ (432,855)
Adjustments:
Mineral property interests	(391,198)	(1,519,788)	(98,343)
Deferred exploration costs	(3,403,341)	(107,641)	-
Renunciation of flow-through shares	(95,934)	-	-

Loss for the year, United States GAAP	$(5,512,975)	$(3,621,639)	$(531,198)
Basic and diluted loss per share, United States GAAP	$ (0.10)	$ (0.14)	$ (0.06)
Weighted average number of common shares outstanding, United States GAAP	53,475,088	26,065,368	8,271,374

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2005

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

The impact of the differences between Canadian GAAP and United States GAAP on the statements of cash flows would be as follows:

	2005	2004	2003
Cash flows used in operating activities, Canadian GAAP	$(10,708,351)	$(967,990)	$(252,365)
Mineral property interests	(391,198)	(1,519,788)	(42,343)
Deferred exploration costs	(3,283,523)	(107,641)	-

Cash flows used in operating activities, United States GAAP	(14,383,072)	(2,595,419)	(294,708)

Cash flows used in investing activities, Canadian GAAP	(3,978,040)	(1,964,507)	(42,343)
Mineral property interests	391,198	1,519,788	42,343
Deferred exploration costs	3,283,523	107,641	-

Cash flows used in investing activities, United States GAAP	(303,319)	(337,078)	-

Cash flows provided by financing activities, Canadian GAAP and United States GAAP	17,747,186	11,025,244	1,273,203

Change in cash and equivalents and during the year	3,060,795	8,092,747	978,495

Cash and equivalents, beginning of year	9,083,026	990,279	11,784

Cash and equivalents, end of year	$12,143,821	$ 9,083,026	$ 990,279